UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

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SURMODICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of SurModics, Inc., will be held on Monday, February 2, 2009, at 4:00 p.m. (Minneapolis time), at the Radisson Plaza Hotel, 35 South Seventh Street, downtown Minneapolis, Minnesota, for the following purposes:

1. To elect Class I directors;

2. To set the number of directors at ten (10);

3. To ratify the appointment of Deloitte & Touche LLP as SurModics’ independent registered public accounting firm for fiscal year 2009; and

4. To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on December 8, 2008 are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. We ask that you complete, sign, date and return the enclosed Proxy in the envelope provided. The prompt return of Proxies will save the Company the expense of further requests for Proxies.

BY ORDER OF THE BOARD OF DIRECTORS

Kendrick B. Melrose
Chairman of the Board

Eden Prairie, Minnesota
December 23, 2008

SURMODICS, INC.
Annual Meeting of Shareholders
February 2, 2009

PROXY STATEMENT

INTRODUCTION

Your Proxy is solicited by the Board of Directors of SurModics, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Monday, February 2, 2009 (the “Annual Meeting”), at the location and for the purposes set forth in the notice of meeting, and at any adjournment or postponement of the meeting.

The cost of soliciting Proxies, including the preparation, assembly and mailing of the Proxies and soliciting material, as well as the cost of forwarding this material to beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit Proxies personally or by telephone.

Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by filing a new written Proxy with an officer of the Company. Personal attendance at the meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies that are signed but which lack any such specification will, subject to the following, be voted in favor of the proposal to set the number of directors to ten (10), in favor of the slate of directors proposed by the Board of Directors and listed in this document and in favor of ratification of the appointment of Deloitte & Touche LLP. If a shareholder abstains from voting as to any matter, then the shares held by the shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this matter, but shall not be deemed to have been voted in favor of this matter. Abstentions, therefore, as to any proposal will have the same effect as votes against the proposal. If a broker returns a “non-vote” Proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by the non-vote Proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of that matter.

The mailing address of the principal executive office of the Company is 9924 West 74th Street, Eden Prairie, Minnesota 55344. The Company expects that this Proxy Statement, the related Proxy and notice of meeting will first be mailed to shareholders on or about December 23, 2008.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed December 8, 2008, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 8, 2008, 17,667,059 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 8, 2008. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class(1)

Neuberger Berman, LLC	2,556,638 (2	)(4)	14.5%
605 Third Avenue New York, New York 10158
Dale R. Olseth	1,408,280 (3)		8.0%
123 Homedale Road Hopkins, Minnesota 55343
William Blair & Company, L.L.C.	1,200,207 (2	)(5)	6.8%
222 West Adams Street, 13th floor Chicago, Illinois 60606
Mairs & Power, Inc.	1,037,723 (2)		5.9%
332 Minnesota Street #W-1420 St. Paul, Minnesota 55101

(1)	In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 8, 2008, or within sixty days of such date.

(2)	Based on a Schedule 13F filing for each such beneficial owner for the quarter ended September 30, 2008.

(3)	Includes 5,000 shares held by Mr. Olseth’s wife.

(4)	Neuberger Berman, LLC exercises defined investment power as to 2,154,830 of the shares reported, and exercises no voting power with respect to 2,156,280 of the shared reported.

(5)	William Blair & Company, L.L.C. exercises no voting power with respect to 165,275 of the shares reported.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of common stock beneficially owned as of December 8, 2008, by each executive officer of the Company named in the Summary Compensation table, by each current director and nominee for director of the Company and by all directors and executive officers (including the named executive officers) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

				Aggregate
				Number of
				Common Shares
	Current		Acquirable	Beneficially	Percent of
Name of Beneficial Owner or Identity of Group	Holdings		within 60 days	Owned	Class(1)

Kendrick B. Melrose	263,930		33,000	296,930	1.7%
Bruce J Barclay	88,798		110,000	198,798	1.1%
Philip D. Ankeny	35,695	(2)	73,000	108,695	*
Paul A. Lopez	41,160		60,000	101,160	*
Charles W. Olson	29,194	(3)	53,000	82,194	*
John A. Meslow	28,000		30,000	58,000	*
Kenneth H. Keller, Ph.D.	22,900	(4)	25,000	47,900	*
Gerald B. Fischer	10,950	(5)	24,000	34,950	*
José H. Bedoya	—		24,000	24,000	*
John W. Benson	3,600		20,400	24,000	*
Arthur J. Tipton, Ph.D.	18,798		—	18,798	*
Robert C. Buhrmaster	—		4,000	4,000	*
Susan E. Knight	—		4,000	4,000	*
Mary K. Brainerd	—		—	—	*
All executive officers and directors as a group (20 persons)	676,905		574,500	1,251,405	6.9%

*	Less than 1%

(1)	See footnote (1) to preceding table.

(2)	Of these shares, 17,455 have been pledged as security.

(3)	Includes 800 shares held in an IRA and 380 shares held by Mr. Olson’s minor children, over which Mr. Olson has sole voting and investment power.

(4)	Includes 2,100 shares held by Dr. Keller as custodian for his daughter, over which Dr. Keller has sole voting and investment power, and includes 2,100 shares held by Dr. Keller’s wife as custodian for their son, over which Dr. Keller has shared voting and investment power.

(5)	Includes 8,950 shares held in an IRA.

ELECTION OF DIRECTORS
(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at ten (10). The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who are members of Class I will be elected at the Annual Meeting. The Class I directors will be elected to a three-year term and, therefore, will hold office until the Company’s 2012 annual meeting of shareholders and until their successors have been duly elected and qualified, or until his or her resignation or removal from office. The terms of Class II and III directors continue until the 2010 and 2011 annual meetings, respectively.

The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected, Bruce J Barclay, José H. Bedoya and John A. Meslow as the Board’s nominees for re-election as Class I directors. A brief biographical profile of Messrs. Barclay, Bedoya and Meslow is provided below. Each Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Under applicable Minnesota law, approval of the proposal to set the number of directors at ten (10), and ratification of the appointment of the Company’s independent registered public accounting firm each requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by Proxy at the Annual Meeting with authority to vote on such matter, but not less than the affirmative vote of 4,416,766 shares. Moreover, the election of each Class I director requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present. Negative votes will not affect the outcome of the election of directors.

The following information is provided with respect to each director nominee as well as each director whose term continues after the Annual Meeting:

Name	Age	Position with Company

Kendrick B. Melrose	68	Chairman
Bruce J Barclay	52	Director, President and Chief Executive Officer
José H. Bedoya(2)(3)	52	Director
John W. Benson(1)(3)	64	Director
Mary K. Brainerd(4)	54	Director
Robert C. Buhrmaster(1)(2)	61	Director
Gerald B. Fischer(2)(3)	65	Director
Kenneth H. Keller, Ph.D.(1)(3)	74	Director
Susan E. Knight(2)(3)	54	Director
John A. Meslow(1)(2)	69	Director

(1)	Member of the Organization and Compensation Committee, of which Mr. Meslow is the Chairman.

(2)	Member of the Audit Committee, of which Mr. Fischer is the Chairman.

(3)	Member of the Corporate Governance and Nominating Committee, of which Mr. Benson is the Chairman.

(4)	Appointed to the Board on November 17, 2008, to be effective as of February 2, 2009. Ms. Brainerd is expected to serve on the Company’s Organization and Compensation Committee.

Kendrick B. Melrose (Class II) has been a director of the Company since 1988. He was elected Chairman of the Board in August 2006. Mr. Melrose served as Chairman and Chief Executive of The Toro Company from 1987 until his retirement in March 2005, as its Chief Executive Officer from 1983 to 1987 and as its President from 1981 to 1983. Recently, Mr. Melrose established a new company, Leading by Serving, LLC, and is an adjunct professor at the Opus School of Business, University of St. Thomas.

Bruce J Barclay (Class I) joined the Company as its President and Chief Operating Officer in December 2003. He became a director of the Company in July 2004 and Chief Executive Officer of the Company in July 2005. Prior to joining SurModics, he served as President and Chief Executive Officer of Vascular Architects, Inc., a medical device company that develops, manufactures and sells products to treat peripheral vascular disease, from 2000 to 2003. Prior to Vascular Architects, he served at Guidant Corporation, most recently as an officer and Senior Vice President from 1998 to 2000. Previously, he was a Vice President of Guidant’s Interventional Cardiology division with responsibility for the law division, a new therapies technical development team and business development, charged with the acquisition of new products and technologies for the division. Mr. Barclay also has considerable experience in the pharmaceutical area serving in several positions at Eli Lilly and Company. He is also a registered patent attorney.

José H. Bedoya (Class I) has been a director of the Company since 2002. Mr. Bedoya is President and Chief Executive Officer of Otologics, LLC, a Colorado-based technology company he founded in 1996 to develop implantable devices to assist the severely hearing-impaired. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

John W. Benson (Class II) has been a director since 2003. Mr. Benson retired from 3M Company in February 2003 where he served in various capacities for 35 years. Prior to his retirement, he served as Executive Vice President, Health Care Markets. Mr. Benson currently serves on the Board of Regents at St. Olaf College.

Mary K. Brainerd (Class III) was appointed to the Board on November 17, 2008. Her appointment will become effective as of February 2, 2009. Ms. Brainerd is President and Chief Executive Officer of HealthPartners, Inc., a family of non-profit Minnesota health care organizations headquartered in Minneapolis, Minnesota. She has been with HealthPartners since 1992 and has served as President and Chief Executive Officer since 2002. Prior to joining HealthPartners, Ms. Brainerd held senior level positions with Blue Cross and Blue Shield of Minnesota. Ms. Brainerd also serves on the boards of Minnesota Life/Securian, The St. Paul Foundation, Capital City Partnership, Minnesota Council of Health Plans, Alliance of Community Health Plans, and the Federal Reserve Bank of Minneapolis.

Robert C. Buhrmaster (Class III) has been a director of the Company since 2008. Mr. Buhrmaster has been a private investor since 2004. Prior to that, he served as the President and Chief Executive Officer of Jostens, Inc., from 1994 to 2004 and as Chairman from 1998 to 2004. Prior to joining Jostens, Mr. Buhrmaster spent 18 years at Corning, Inc., serving in various roles, including senior vice president and general manager of several businesses, corporate controller and director of strategic planning. Mr. Buhrmaster is also a director of The Toro Company.

Gerald B. Fischer (Class II) has been a director of the Company since 2002. Mr. Fischer is Vice President, Senior Philanthropy Advisor of the University of Minnesota Foundation. From 1990 through August 2008, Mr. Fischer served as its President and Chief Executive Officer. From 1985 to 1989, Mr. Fischer was with First Bank System, now U.S. Bancorp, serving as Executive Vice President, Chief Financial Officer and Treasurer. Previous to that he spent 18 years in various finance positions at Ford Motor Company and its affiliates.

Kenneth H. Keller, Ph.D. (Class III) has been a director of the Company since 1997. Dr. Keller is President Emeritus of the University of Minnesota. Since August 2006, he has served as the Director of the Johns Hopkins School of Advanced International Studies’ Bologna Center in Bologna, Italy. Previously, he was Professor of Science and Technology Policy in the Humphrey Institute of Public Affairs at the University of Minnesota as well as Professor of Chemical Engineering and Materials Science. Dr. Keller joined the faculty of the University of Minnesota in 1964, and through the years assumed increasing administrative responsibilities. He was Academic Vice President from 1980 to 1985 and President from 1985 to 1988. Dr. Keller was a Senior Fellow at the Council on Foreign Relations from 1989 to 1996, serving as Senior Vice President of the Council from 1993 to 1995.

Susan E. Knight (Class III) has been a director of the Company since 2008. Since 2001, Ms. Knight has served as Vice President and Chief Financial Officer of MTS Systems Corporation, a leading global supplier of test systems and industrial position sensors. Prior to her position with MTS Systems, from 1977 to 2001, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Ms. Knight also serves on the boards of Plato Learning, Inc., and the Greater Metropolitan Housing Corporation.

John A. Meslow (Class I) has been a director of the Company since 2000. Mr. Meslow served as Corporate Senior Vice President and President of the Neurological Business of Medtronic, Inc., from 1985 until his retirement in 2000. Mr. Meslow also serves on the Board of Regents of Concordia College, the Board of Directors of the Minnesota Research Foundation, and he is a founder and Program Director of the Mayo Scholars Program.

DIRECTOR COMPENSATION DURING FISCAL 2008

The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2008. Compensation for Bruce J Barclay, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”

	Fees
	Earned or		Option
	Paid in	Stock	Awards	All Other
Name	Cash(1)	Awards(2)	(2)(3)	Compensation	Total

Kendrick B. Melrose	$100,000	—	$362,650	—	$462,650
José H. Bedoya	$19,000	—	$239,050	—	$258,050
John W. Benson	$21,333	—	$243,240	—	$264,573
Robert C. Buhrmaster	$12,667	—	$81,111	—	$93,778
Gerald B. Fischer	$21,500	—	$234,860	—	$256,360
Kenneth H. Keller, Ph.D.	$19,667	—	$226,480	—	$246,147
Susan E. Knight	$11,667	—	$81,111	—	$92,778
David A. Koch(4)	$10,500	—	$226,480	—	$236,980
John A. Meslow	$22,000	—	$226,480	—	$248,480
Dale R. Olseth(4)(5)	$7,000	$331,771	$202,130	$13,206	$554,107

(1)	The Fees Earned or Paid in Cash column represents the amount of annual retainer for Board and committee service. A description of the standard compensation arrangement provided to our non-employee directors is provided below.

(2)	Reflects the dollar amount recognized for stock awards and stock options held by each director for financial statement reporting purposes with respect to fiscal 2008 in accordance with SFAS 123R, but excludes any impact of assumed forfeiture rates. We refer you to Note 4 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2008 for a general discussion of the assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008 in accordance with SFAS 123R.

(3)	As of September 30, 2008, the aggregate number of stock options held by each of our directors named in the table above was 217,400, and was held as follows: Mr. Melrose, 44,000; Mr. Bedoya, 30,000; Mr. Benson, 26,400; Mr. Buhrmaster, 10,000; Mr. Fischer, 30,000; Dr. Keller, 31,000; Ms. Knight, 10,000; and Mr. Meslow, 36,000.

(4)	Messrs. Koch and Olseth retired from the Board of Directors effective as of the conclusion of the Company’s 2008 Annual Meeting of Shareholders on January 28, 2008.

(5)	The amounts in the All Other Compensation column represents reimbursement to Mr. Olseth of 50% of his reasonable and customary office expenses incurred in fiscal 2008 pursuant to the Company’s previous agreement to reimburse Mr. Olseth for such amounts.

Summary of Director Compensation

The Company’s Board Compensation Policy provides compensation to our directors for their service on the Board in the form of annual retainers, fees for meeting attendance, and stock options. In addition, all directors are reimbursed for their reasonable travel-related expenses incurred in attending meetings of the Board of Directors and committee meetings. With respect to retainers and fees, each non-employee director (other than the Chairman) receives $10,000 as an annual retainer and $1,000 for each Board meeting attended. The chairman of each Board committee receives an additional $2,000 as an annual retainer. Further, each committee member receives $500 for each committee meeting attended. The Chairman receives an annual retainer of $100,000, but is not paid additional fees to attend Board or committee meetings.

With respect to stock options, each non-employee director is granted an option to purchase 10,000 shares of the Company’s common stock upon his or her first election to the Board of Directors. On an annual basis thereafter, each non-employee director is granted an option to purchase additional shares of the Company’s common stock. In particular, the Chairman is granted annually an option to purchase 10,000 shares of the Company common stock. In November 2008, the Board amended the Company’s Board Compensation Policy, increasing the size of the stock options granted to each non-employee director (other than the Chairman) on an annual basis from 5,000 to 10,000 shares of the Company’s common stock (prorated during a director’s first year of service). Also at that time, the Board amended the policy to provide that all stock options granted to non-employee directors will have a term of 7 years and will become exercisable in increments of twenty-five percent (25%) per year beginning on the first anniversary of the date of grant. All stock options granted to non-employee directors under the Board Compensation Policy are granted pursuant to the Amended and Restated 2003 Equity Incentive Plan and have an exercise price equal to the fair market value of a share of common stock on the date of grant.

The Board of Directors has established equity ownership guidelines for all non-employee directors. Under these guidelines, all non-employee directors are encouraged to own shares of common stock equal in value to at least five times each director’s annual cash retainer. For purposes of these guidelines, “stock ownership” is defined to include shares of common stock directly owned by the non-employee director, excluding (i) unexercised stock options, (ii) stock with restrictions that have not lapsed, and (iii) performance shares that have not vested. Each director is expected to satisfy his or her obligation related to equity ownership within five years of the later of approval of the guidelines or joining the Board.

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the SurModics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of SEC Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons which are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following persons to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•	if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

Transactions With Related Persons

In January 2008, prior to Ms. Brainerd’s appointment to the Board, the Company entered into a transaction with HealthPartners, Inc., of which Ms. Brainerd serves as the President and Chief Executive Officer. In particular, the Company entered into a Master Group Contract for HealthPartners to provide HMO benefits to employees of the Company and their dependents. At the time the contract was signed, there were no relationships between HealthPartners and the Company or any related person of the Company. Therefore, this transaction was not reviewed under the Company’s related party transaction approval policy. Any future transactions between the Company and HealthPartners will be reviewed under the terms of the Company’s related party transaction approval policy.

Equity Ownership Guidelines

Our Board of Directors has approved equity ownership guidelines for all our executive officers and non-employee directors. Under these guidelines, (a) all non-employee directors are encouraged to own shares of common stock equal in value to at least five times each director’s annual cash retainer, (b) our Chief Executive Officer is encouraged to own Company common stock equal in value to at least five times his annual base salary, (c) executive officers at the Senior Vice President level are encouraged to own Company common stock equal in value to at least three times their annual base salary, and (d) executive officers at the Vice President level or below are encouraged to own Company common stock equal in value to at least two times their annual base salary. For purposes of these guidelines, “stock ownership” is defined to include shares of common stock directly owned by the non-employee director or officer, excluding (i) unexercised stock options, (ii) stock with restrictions that have not lapsed, and (iii) performance shares that have not vested. Each director or officer is expected to satisfy his or her obligation related to equity ownership within five years of the later of approval of the guidelines or joining the Board or, in the case of executive officers, his or her appointment to the relevant position.

Majority of Independent Directors; Committees of Independent Directors

Our Board of Directors has determined that Ms. Knight and Messrs. Benson, Buhrmaster, Bedoya, Fischer, Keller, Melrose and Meslow, constituting a majority of the Board of Directors, are independent directors in accordance with rules of The Nasdaq Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, we have determined that Ms. Brainerd does not have any relationships that would cause her not to be an independent director. Mr. Barclay is not considered independent under the applicable rules of The Nasdaq Stock Market since he currently serves as an executive officer of the Company.

Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The Nasdaq Stock Market.

Committee and Board Meetings

The Company’s Board of Directors has three standing committees: the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. During fiscal 2008, the Board of Directors held six meetings and the standing committees had the number of meetings noted below. Each incumbent director attended (in person or by telephone) 75% or more of the total number of meetings of the Board and of the Committee(s) of which he or she was a member in fiscal year 2008. Each of the standing committees of the Board of Directors is governed by a charter. The Audit Committee Charter, the Organization and Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance.

Audit Committee

The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held five meetings during fiscal 2008.

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. A pre-approval policy was approved by the Audit Committee on October 25, 2004. Unless a particular service has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Organization and Compensation Committee

The Organization and Compensation Committee is responsible for matters relating to executive compensation programs, key employee compensation programs, director compensation programs, corporate culture programs, organizational planning and personnel changes at the executive level. The Organization and Compensation Committee held four meetings during fiscal 2008.

Corporate Governance and Nominating Committee; Procedures and Policy

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process. The Corporate Governance and Nominating Committee held two meetings during fiscal 2008. The Corporate Governance and Nominating Committee’s nominating policy provides for the consideration of candidates recommended by shareholders, directors, third parties, search firms and others. In evaluating director nominees, the Corporate Governance and Nominating Committee considers the following factors and qualifications:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age, legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder who wishes to recommend one or more directors must provide a written recommendation to the Corporate Secretary at the address below. Notice of a recommendation must include:

with respect to the shareholder:

•	name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

•	name, age, business address and residence address;

•	current principal occupation;

•	five-year employment history with employer names and a description of the employer’s business;

•	the number of shares beneficially owned by the nominee;

•	whether such nominee can read and understand basic financial statements; and

•	membership on other boards of directors, if any.

The recommendation must be accompanied by a written consent of the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such recommendation must be submitted to the Corporate Secretary no later than 120 days prior to the first anniversary of mailing of this proxy statement.

The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

It is also a policy of the Board that each director be required to retire from the Board effective at the conclusion of the annual meeting following his or her seventy-second birthday, unless special circumstances exist as determined by the Board. The Board believes, however, that any such exceptions should be rare. Under this policy, Kenneth H. Keller, Ph.D., 74, would normally have retired at the conclusion of the Company’s 2008 Annual Meeting of Shareholders. Given Dr. Keller’s substantial experience and familiarity with the Company and its business, the Board, based upon the recommendation of the Corporate Governance and Nominating Committee, determined it to be appropriate for Dr. Keller to continue his service on the Board. Accordingly, prior to the Company’s 2008 Annual Meeting of Shareholders, Dr. Keller agreed to continue to serve on the Board as a Class III director.

It is also the policy of the Board that every director should notify the Chairman of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation. During fiscal 2008, Mr. Fischer notified the Board that he would be stepping down from his position as President and Chief Executive Officer of the University of Minnesota Foundation and would assume a role as its Vice President, Senior Philanthropy Advisor. Given Mr. Fischer’s substantial experience and familiarity with the Company and its business, the Board, based upon the recommendation of the Corporate Governance and Nominating Committee, determined it to be appropriate for Mr. Fischer to continue his service on the Board.

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary
Attention: Board of Directors
SurModics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344-3523

Director Attendance Policy

Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected and encouraged to attend annual meetings of shareholders. All of the Company’s directors attended the last annual meeting of shareholders, which was held on January 28, 2008, with the exception of Mr. Buhrmaster who was first elected to the Board at that meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following compensation discussion and analysis describes the material elements of the compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, whom we refer to as our named executive officers, during fiscal 2008. The compensation of the named executive officers is determined by the Organization and Compensation Committee of the Board of Directors and is based on the same compensation philosophy and objectives that apply to all of our executive officers. It is important to note that while this discussion relates primarily to the compensation of our named executive officers, we are committed to providing competitive and equitable compensation programs for all of our employees, which may include many of the elements discussed below.

We compete for executive management talent on a national level with other companies in the drug delivery market, as well as companies within the medical device and pharmaceutical markets. Competition for executive management talent in these markets is intense. In addition, as a result of our strategic initiatives to expand and diversify our business, our business prospects are highly dependent on our ability to effectively recruit and retain experienced executive management personnel. Accordingly, we have designed our executive compensation system to provide competitive compensation and in order to be consistent with our compensation philosophy, to also include performance-based compensation.

Compensation Philosophy and Objectives

Our compensation policies are designed to enhance our financial performance, and thus shareholder value, by aligning the financial interests of executive officers and employees with those of shareholders. Our executive compensation program is viewed in total, considering all of the elements of compensation. Generally, we strive to set non-incentive-based elements of our compensation program (i.e., base salaries) at levels that are conservative with respect to comparable companies. We design incentive-based elements of our compensation program so that if objectives are achieved and incentives are earned, total compensation to our executive officers will be competitive with the total compensation provided by comparable companies. This approach underscores our pay-for-performance philosophy, which places a substantial portion of our executive officers’ total compensation “at risk,” while providing compensation opportunities that are comparable to market levels. In addition, we believe that equity compensation emphasizes longer-term elements in our compensation programs and further aligns the interests of our executives with those of our shareholders.

Establishing Executive Compensation

Consistent with the objectives and philosophies set forth above, the Organization and Compensation Committee evaluates compensation of our executive officers annually by considering both the individual elements and the total amount of potential compensation available under our compensation programs. The committee also considers a variety of additional factors when establishing an individual executive’s compensation, including:

•	each executive’s position within the company and his or her level of responsibility;

•	the skills and experience required by the executive’s position;

•	the executive’s individual background, experience and qualifications;

•	the competitive environment for similar executives having comparable experience, skills and responsibilities;

•	the scope of the executive’s responsibilities and ability to influence our performance; and

•	the executive’s current and historical compensation levels, including a review of the mix of the various elements of compensation previously provided to the executive.

In addition to the factors listed above, the Organization and Compensation Committee reviews and adjusts the compensation of our executive officers using comparative market data. When establishing our fiscal 2008 compensation programs, the committee reviewed the comparative survey data for executive officers in similar positions at comparative companies using the third-party surveys described below. In fiscal 2006, we retained Towers Perrin, a highly regarded human resources and compensation consulting firm, to advise us on how to compile and analyze compensation data for comparison companies. Towers Perrin consulted with us on potential sources for compensation data and appropriate compensation metrics to evaluate. Ultimately, our human resources personnel were responsible for compiling the data and performing the appropriate analyses. The comparative surveys considered by the committee included:

•	Radford, Biotechnology Compensation Survey — The Radford survey included over 300 public and private companies that operate primarily in the medical device, pharmaceutical, and biotechnology markets. We considered data only from those companies that had revenues during the survey period of between $40 and $200 million. The effective date of the Radford survey was April 2007.

•	Top Five Data Services, MEDIC (Medical Device Industry Compensation) Executive Compensation Survey — The MEDIC survey included data from over 75 public and private companies that operate primarily in the medical device market. We considered data only from those companies that had revenues of less than $500 million. The effective date of the MEDIC survey was July 2006.

•	Watson Wyatt, ECS Industry Report on Top Management — The Watson Wyatt survey included data from over 2000 public and private manufacturing companies. We considered data only from those companies included in the survey that had revenue of less than $200 million. The effective date of the Watson Wyatt survey was April 2006.

We adjusted the survey data for the time difference between the periods covered by the surveys and the beginning of fiscal 2008 by assuming an annualized base salary increase of 3.8%.

During fiscal 2008, the Organization and Compensation Committee engaged an external independent compensation consultant, Mr. David A. Ness, to advise the Company on all matters related to executive and director compensation. Mr. Ness has over 35 years of experience designing and administering executive and director compensation programs and currently serves as Corporate Vice President of Global Rewards and HR Operations for Medtronic, Inc. Despite Mr. Ness’ employment at Medtronic, the committee determined that he could function independently and it further implemented appropriate safeguards to protect sensitive Company information. Mr. Ness reviewed the comparative survey data noted above and supplemented it with data from additional sources. Mr. Ness attended all of the Organization and Compensation Committee meetings in fiscal 2008 (except for the Committee’s November 2007 meeting). All of Mr. Ness’ services are related to the Company’s executive and director compensation programs and are solely in support of the Committee’s decision-making process.

Where a sufficient basis for comparison did not exist between the data included in the comparative surveys and a given named executive officer, the committee considered other factors to establish that executive’s compensation. In this regard, at the time that base salaries were set for the executive officers, the committee determined that the comparative survey data did not provide an appropriate basis for comparison with respect to Mr. Paul A. Lopez, President of the Company’s Ophthalmology business unit. As a result, the committee established the compensation for Mr. Lopez relative to that of other executive positions within our company by taking into consideration factors such as his prior experiences, unique qualifications, scope of responsibilities, geographic location, and ability to influence our performance as President of our Ophthalmology business unit. Additionally, certain aspects of the compensation for Dr. Arthur J. Tipton, President of the Company’s Brookwood Pharmaceuticals business unit, was established at the time of, and in connection with the Company’s acquisition of Brookwood Pharmaceuticals, Inc. (“Brookwood”), in July 2007. Accordingly, Dr. Tipton’s compensation was determined without reference to the comparative survey data.

In addition to the process outlined above, the Organization and Compensation Committee solicited the views of our Chief Executive Officer who attended all of the committee’s meetings by invitation. The Chief Executive Officer was not present during the executive session portions of those meetings, and he did not make specific recommendations to the Committee concerning his own compensation.

Elements of Executive Compensation

The principal elements of our executive compensation programs for fiscal 2008 consisted of cash elements and equity elements, both of which are described in greater detail below. Additionally, our executive compensation programs included employment and change of control benefits for some of our executive officers, and other benefits made generally available to our employees. The following is an illustration of the major components of the Company’s executive compensation programs:

The committee sought to maintain an appropriate allocation between the various elements of compensation, including cash and equity elements, when determining each executive’s compensation. However, the committee did not have firm targets for the appropriate allocation between the various elements. Instead, the committee’s determinations were made consistent with our pay-for-performance philosophy, which places a substantial portion of each executive’s total compensation “at risk.” Thus, the compensation paid to our executive officers is tied to the performance of our company.

Cash Elements of Compensation

Cash elements of compensation include base salary and cash incentive compensation. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that year or shortly thereafter.

Base Salary — Base salary is the fixed cash component of annual compensation. Base salaries for our named executive officers are reviewed annually by the Organization and Compensation Committee prior to the start of each new fiscal year. The committee considers adjustments to better align an executive’s base salary with comparative market base salaries, to provide merit-based increases based upon individual or company performance, or to account for changes in roles and responsibilities. Consistent with our compensation philosophy and objectives, the committee seeks to set base salaries at conservative levels relative to the market for executives in similar positions at comparison companies included in the comparative surveys. By “conservative,” we mean that we generally set base salaries for our executive officers below the 50th percentile of base salary levels for executives in similar positions at the comparison companies.

The fiscal 2008 base salary for each of our named executive officers was below the amount representing the 50th percentile of base salaries for executives at the comparison companies, except for Mr. Lopez and Dr. Tipton, whose base salaries were determined without reference to the comparative survey data as noted above. Mr. Lopez’s base salary was established relative to the Company’s other executive officers using the factors noted above. In connection with the Company’s acquisition of Brookwood, Dr. Tipton entered into an employment agreement with the Company which fixed his base salary for fiscal 2008 and provided that his salary would not be adjusted prior to

October 1, 2008. The CEO presented recommendations for adjustments to base salaries for all of our executive officers, excluding himself, to the committee at its meeting in September 2007. The CEO’s recommendations were based, in large part, on performance feedback gathered during our annual performance review process and included a review of the executive’s contributions and performance during the previous fiscal year relative to corporate and business objectives. The CEO’s recommendations also considered the executive’s current salary relative to the market and prior years’ salary adjustments. Salary adjustments for the CEO were made by the committee based upon the Board’s evaluation of his performance considering financial and non-financial measures of our performance during the previous fiscal year.

The following table shows the base salaries paid to our named executive officers during fiscal 2008, as well as a comparison of the base salaries relative to the 50th percentile of base salary levels for executives at the comparison companies (where such data was used).

					Base Salary
				50th	as a %
	Base Salary Paid in		%	Percentile	of the 50th
Name	2007	2008	Change	($)(1)	Percentile

Bruce J Barclay	$351,000	$379,080	8.0%	$424,774	89.2%
Philip D. Ankeny	$216,394	$227,214	5.0%	$247,759	91.7%
Paul A. Lopez	$250,790	$263,330	5.0%	n/a	n/a
Charles W. Olson	$186,186	$204,805	10.0%	$240,089	85.3%
Arthur J. Tipton(2)	$275,000	$275,000	0.0%	n/a	n/a

(1)	Represents the 50th percentile, or median, of base salaries paid to executives in similar positions at the comparison companies.

(2)	The amount shown as Base Salary during fiscal 2007 represents the annualized amount of Dr. Tipton’s base salary set forth in his employment agreement with the Company entered into in connection with the Company’s acquisition of Brookwood in July 2007. Because Dr. Tipton was employed by the Company for only two months during the Company’s fiscal 2007, the actual base salary amount paid to him in fiscal 2007 was $45,833.

Cash Incentive Compensation — Cash incentive compensation (labeled as Non-Equity Incentive Plan Compensation in the Summary Compensation Table below) is cash compensation that may be earned in a year based on the achievement of pre-established performance objectives for that year. The Organization and Compensation Committee considers the total annual cash compensation available to our executive officers relative to market levels when setting target cash incentive compensation. Consistent with our compensation philosophy and objectives, the committee seeks to provide target total annual cash compensation available to our executive officers at competitive levels. By “competitive,” we mean that we generally seek to set target cash incentive compensation at levels such that if the target cash incentive compensation is earned, the executive officer’s total cash compensation for the fiscal year will be at or near the 50th percentile of total annual cash compensation levels for executives at comparison companies.

For fiscal 2008, cash incentive compensation for all of our employees, including our named executive officers, was provided through a cash-based annual incentive plan. Performance under the annual incentive plan was determined based upon the achievement of (i) corporate performance objectives, and (ii) business unit or department performance objectives. The corporate objectives under the annual incentive plan were set as a combination of specified levels of growth in both pro forma (non-GAAP) revenue and pro forma earnings per share. The committee determined that these measurements were an appropriate method of evaluating the Company’s financial performance because of the accounting treatment associated with revenue recognition of certain payments received by the Company and certain charges customarily have been excluded. Payouts under the annual incentive plan were based on achievement of the corporate performance objectives within the following ranges: 10% to 50% growth in pro forma earnings per share, and 10% to 31% growth in pro forma revenue, in each case relative to fiscal 2007 levels. The target levels for the corporate performance objectives corresponded to our fiscal 2008 operating plan. The ranges of the corporate performance objectives may vary from year to year depending on our business strategies or other conditions affecting our business. The business objectives under the annual incentive plan generally related to both financial performance, such as business unit revenue, and non-financial performance, such as project development milestones, licensing objectives, or product quality measures. To protect competitively sensitive information, we do not disclose these business objectives. The committee considers these objectives to be difficult to achieve, but attainable. Furthermore, the committee believes the combination of these corporate and business objectives, if achieved, would have the potential to significantly enhance shareholder value.

Potential incentive compensation available to our executive officers under the annual incentive plan was weighted between achievement of the corporate and business objectives. In particular, for all of our named executive officers, including our CEO, 75% of the potential compensation under the annual incentive plan was based on achievement of the corporate objectives, while 25% was based on achievement of the relevant business objectives. The committee believes that this weighting between corporate and business objectives promotes a cohesive, performance-focused culture among our executive team while appropriately rewarding achievement of business objectives.

Payouts, if any, under the annual incentive plan for our named executive officers (excluding the CEO), as determined by the Committee, could range between a threshold amount of 10.7%, a target amount of 24.0%, and a maximum amount of 40.0%, of each such officer’s base salary. For our CEO, payouts under the annual incentive plan could range between a threshold amount of 17.3%, a target amount of 50.0%, and a maximum amount 83.3% of his base salary. The potential incentive compensation available to our CEO was higher relative to our other executive officers because of the scope of his responsibilities, his ability to influence our performance, and the committee’s desire to place a more substantial portion of his total compensation “at risk.” The committee established the potential incentive compensation available under the annual incentive plan at levels it considered, based on the business judgment of its members, appropriate to reward our executive officers, including the CEO, for the achievement of performance objectives reflecting the financial performance for our company that would have the potential to enhance shareholder value.

At its first regularly scheduled meeting after our results for fiscal 2008 were released, the Organization and Compensation Committee determined the level of achievement of the corporate and business objectives. Based on the committee’s review of our achievement of the corporate objectives, all of our named executives received the target amount of their potential incentive compensation related to the corporate objectives. Further, based on the recommendation of the CEO, the committee also approved achievement of the business objectives such that our named executive officers received between 60% and 100% of their potential incentive compensation related to their respective business objectives. The following table sets forth the actual payouts under the annual incentive plan and the potential payouts under the annual incentive plan for different levels of achievement of the corporate objectives.

	Payouts Under the Annual Incentive Plan for Different
	Levels of Achievement of the Performance Objectives(1)				Actual
	Less Than				Payouts
	Threshold	Threshold	Targeted	Maximum	Under the
	Achievement	Achievement	Achievement	Achievement	Plan
Name	($)	($)	($)	($)	($)

Bruce J Barclay	$0	$65,707	$189,540	$315,900	$172,955
Philip D. Ankeny	$0	$24,244	$54,531	$90,886	$52,664
Paul A. Lopez	$0	$28,097	$63,199	$105,332	$58,459
Charles W. Olson	$0	$21,853	$49,153	$81,922	$49,153
Arthur J. Tipton(2)	$0	$29,343	$66,000	$110,000	$44,550

(1)	Assumes full achievement of the business objectives for each of the named executive officers.

(2)	As noted above, Dr. Tipton participated in the Company’s annual incentive plan for only the final three quarters of fiscal 2008. Accordingly, his actual incentive payout under the Company’s annual incentive plan was 75% of what he would have otherwise been eligible for had he participated in the plan for the entire year.

The target total cash compensation is determined by combining an executive’s base salary with the target level of incentive compensation available for that executive. As stated above, the committee’s philosophy is to provide total annual cash compensation to executive officers at competitive levels (i.e., at or near the 50th percentile) if the targeted performance objectives are achieved. For fiscal 2008, the target amount of total cash compensation available to each of our named executive officers was set below the amount representing the 50th percentile of total cash compensation listed for similar positions at the comparison companies, except for Mr. Lopez and Dr. Tipton, for whom compensation levels were not set with respect to the comparative survey data as noted above. The following table sets forth the target total cash compensation available and actual total cash compensation paid to our named executive officers compared with the 50th percentile of total cash compensation for executives at the comparison companies.

		Total Target Cash Compensation		Actual Total Cash Compensation
	50th Percentile	Value	As a % of the	Value	As a % of the
Name	($)(1)	($)	50th Percentile	($)	50th Percentile

Bruce J Barclay	$736,250	$568,620	77.2%	$552,035	75.0%
Philip D. Ankeny	$307,697	$281,745	91.6%	$279,878	91.0%
Paul A. Lopez	n/a	$326,529	n/a	$321,789	n/a
Charles W. Olson	$284,023	$253,958	89.4%	$253,958	89.4%
Arthur J. Tipton	n/a	$341,000	n/a	$319,550	n/a

(1)	Represents the 50th percentile, or median, of total cash compensation paid to executives in similar positions at the comparison companies, except with respect to Mr. Lopez and Dr. Tipton, for whom comparative survey data was not used when establishing total cash compensation levels.

We do not have a policy regarding the adjustment or recovery of incentive compensation awards or payments if the relevant performance measures upon which the awards are based are restated or otherwise adjusted in a manner that would increase or reduce the size of an award or payments. If such an event were to occur, we would address it based on the facts and circumstances of the event.

Equity Elements of Compensation

Equity elements of compensation represent all forms of compensation that are paid in, or based on the performance of, our stock. Historically, we have used stock option grants, restricted stock awards and performance share awards as the forms of equity compensation available to our executive officers. Equity compensation can provide long-term incentives, such as using performance share awards with multi-year performance periods, or stock options or restricted stock awards that vest over multiple years. We use equity compensation to further align the interests of our executive officers with those of our shareholders.

Historically, we have granted, from time to time, the following types of equity compensation awards:

Stock Option Grants — Stock option grants are equity awards that allow the recipient to purchase shares of our common stock at a fixed price over a period of time until the option expires. Stock options typically are not exercisable when granted and become exercisable, or vest, over a number of years. Historically, we have granted stock options to executive officers as part of long-term compensation, to retain executives over the vesting period of the options, and to align the interests of our executive officers with those of our shareholders by creating a mechanism for executive officers to realize the benefits of increases in our stock price.

Restricted Stock Awards — Restricted stock awards are stock grants that, at the time of the grant, are subject to a risk of forfeiture by the recipient if the recipient’s employment with us terminates prior to the time the risk of forfeiture lapses. The risk of forfeiture for restricted stock awards generally lapses, or the shares vest, over a number of years, although some shares will vest in a single “cliff” vesting. We use restricted stock awards as part of long-term compensation, to retain executives over the vesting period of the shares, and to align the interests of our executive officers with those of our shareholders by providing a compensation element that increases or decreases with the performance of our stock.

Performance Share Awards — Under a performance share award, the recipients are eligible for a grant of shares of our common stock to the extent that certain predefined performance objectives are achieved during the specified performance period. We use performance share awards as either short-term or long-term compensation depending on the duration of the performance period. These awards also assist us in retaining executives over the performance period, and in aligning the interests of our executive officers with those of our shareholders by providing a compensation element that increases or decreases with the performance of our stock.

The Organization and Compensation Committee selects the type of equity compensation awards made available to our named executive officers based on its assessment of the incentives provided by each award, and the potential impact to our financial results. The committee also considers the forms and amounts of outstanding equity awards held by our named executive officers, the financial accounting and tax treatment on our company, and the tax treatment to our named executive officers, in determining the form and amount of equity compensation to award. Consistent with our compensation philosophy and objectives, the Organization and Compensation Committee sought to provide target total compensation, including cash and equity elements, available to our named executive officers at competitive levels. By “competitive,” we mean that if the target total cash and equity incentive compensation were earned by an executive officer, that executive officer’s total compensation for the fiscal year generally would be at or near the 50th percentile of total annual compensation levels for executives at the comparison companies.

For fiscal 2008, the Organization and Compensation Committee approved a grant of stock options, and a grant of performance shares under our officer performance share plan (“PSP”). The committee determined that the granting of a combination of stock option awards and performance share awards would support the Company’s pay-for-performance philosophy described above, as well as provide long-term compensation for retention of the Company’s executive officers. Once the value of the equity compensation to be made available to each of our executive officers was determined (as a fraction of total compensation as discussed below), that amount was allocated among (and used to establish the award targets) the stock options and performance shares awarded.

In prior years, the committee had granted our executive officers performance share awards based on the same one-year corporate objectives used to determine payouts under the cash-based annual incentive plan. In May 2008, however, the committee determined that awards tied to performance over a longer term provided a better means to support the Company’s long-term growth objectives. Accordingly, the PSP for fiscal 2008 included performance share awards that may vest based on three-year performance objectives. The performance objectives under the PSP were set as a combination of specified levels of growth in both pro forma revenue and pro forma earnings per share. For the 2008-2010 phase of the PSP, none of the shares vest unless threshold levels of pro forma earnings per share and pro forma revenue are achieved. Minimum payouts (at the threshold level of performance) are 20% of the target amount and maximum payouts (at the maximum level of performance) are 200% of the target amount. In recognition of the lag between the Company’s prior practice and the eventual issuance of shares under the 2008-2010 phase of the PSP, the PSP for fiscal 2008 also included one-year performance share awards that would vest based on one-year performance objectives. The entire number of shares of the one-year awards would vest if the Company achieved specified threshold levels of both pro forma revenue and pro forma earnings per share during fiscal 2008. If these threshold levels were not met, none of these shares would vest.

For the one-year performance share awards, the target and threshold levels for the performance objectives corresponded to the target and threshold levels of the 2008 cash-based annual incentive plan. For the 2008-2010 component of the PSP, the target levels for the performance objectives were set at or close to the same level as our long-term financial objectives based on our strategic plan. The payout levels under the 2008-2010 phase of the PSP are based on pre-established levels of growth of the performance objectives during the three-year performance period with each of the performance objectives being weighted equally. Following the end of the 2008-2010 performance period, the achievement percentage will be calculated by interpolating actual performance relative to the performance range for each of performance objectives. These achievement percentages will then be weighted equally, and summed to arrive at an overall achievement percentage. The actual payouts to each of the named executives will be determined by multiplying each executive’s grant target by the plan’s overall achievement percentage.

At its first regularly scheduled meeting after our results for fiscal 2008 were released, the Organization and Compensation Committee determined the level of achievement of the corporate objectives and the corresponding vesting of the one-year performance share awards granted under the PSP. Based on the committee’s determination with respect to our achievement of the corporate objectives, 100% of the performance shares awarded to our named executive officers under the one-year award portion of the PSP vested. The vesting of awards under the three-year component of the performance share award will not be determined until after the conclusion of the Company’s 2010 fiscal year.

As stated above, the committee’s philosophy is to provide target total annual compensation available to executive officers at competitive levels. Considering cash and equity elements, the target total compensation available to each of our named executive officers in fiscal 2008 was between 93% and 99% of the amounts representing the 50th percentile of total compensation for executives at the comparison companies, except for Mr. Lopez and Dr. Tipton, for whom compensation levels were not set with respect to comparative survey data, as noted above. The following table illustrates the potential total compensation amounts (including the target value) based upon different levels of achievement of the corporate and business objectives. Each of these amounts is compared with the 50th percentile of total compensation for executives in similar positions at the comparison companies.

		2008 Base Salary and Incentive Compensation Based on
		Level of Achievement of Performance Objectives(1)
		Less Than								2008 Actual Salary,
		Threshold		Threshold		Targeted		Maximum		Non-Equity Incentive Plan Compensation
	50th	Achievement		Achievement		Achievement		Achievement		and Stock Awards
	Percentile	Value	% of 50th	Value	% of 50th	Value	% of 50th	Value	% of 50th	Value	% of 50th
Name	($)(2)	($)	Percentile	($)	Percentile	($)	Percentile	($)	Percentile	($)(3)	Percentile

Bruce J Barclay	$1,310,900	$729,080	56%	$794,787	61%	$1,268,620	97%	$1,394,980	106%	$1,252,035	96%
Philip D. Ankeny	$543,600	$339,714	62%	$363,958	67%	$506,745	93%	$543,100	100%	$504,878	93%
Paul A. Lopez(4)	n/a	$263,330	n/a	$291,427	n/a	$326,529	n/a	$368,662	n/a	$321,789	n/a
Charles W. Olson	$484,000	$317,305	66%	$339,158	70%	$478,958	99%	$511,727	106%	$478,958	99%
Arthur J. Tipton	n/a	$434,500	n/a	$463,843	n/a	$660,000	n/a	$704,000	n/a	$638,550	n/a

(1)	The amounts shown represent base salary, potential cash incentive payments, and the value of the equity compensation awarded as compensation for fiscal 2008 (at various levels of achievement of corporate objectives, and assuming achievement of all business objectives). The value of the one-year performance shares is the fair market value of those shares at the time the 2008 PSP was adopted. The value of the stock options is the fair value of such options calculated using the Black-Scholes option pricing model on the date of grant. The amounts do not include the three-year performance shares granted in May 2008, or any of the equity awards granted in September 2008.

(2)	Represents the 50th percentile, or median, of total compensation paid to executives in similar positions at the comparison companies using the comparative survey data as supplemented by our external independent consultant, except with respect to Mr. Lopez and Dr. Tipton, for whom comparative survey data was not used when establishing compensation levels.

(3)	The amounts shown represent base salary, actual cash incentive payments, and the value of the equity compensation awarded as compensation for fiscal 2008. The value of the equity compensation is as noted in footnote (1) above. The amounts do not include the three-year performance shares granted in May 2008, or any of the equity awards granted in September 2008.

(4)	Does not include additional performance shares previously granted to Mr. Lopez and that vested as a result of performance objectives achieved in fiscal 2008 in connection with (i) certain financial objectives established specifically for the Company’s Ophthalmology business unit, and (ii) the achievement of certain commercial objectives associated with the Company’s ophthalmology technology. These equity awards are discussed in detail below under the heading “Other Equity Compensation.”

The table above further illustrates our pay-for-performance philosophy. As is shown, the total compensation for each of our named executive officers is heavily tied to our overall performance. Thus, in years in which our performance is below target levels established for the corporate and business objectives, we expect that the total compensation paid to our named executive officers will also be lower than the 50th percentile of total compensation paid to executives in similar positions at the comparison companies. Conversely, in years in which our performance is at or above target levels established for the corporate and business objectives, we expect that the total compensation paid to our named executive officers will generally be at or higher than the 50th percentile of total compensation for executives in similar positions at the comparison companies. This approach places a significant portion of each executive’s total compensation “at risk,” with upside and downside potential depending upon our performance, the achievement of specific performance objectives, and long-term equity value creation for our shareholders.

Other Equity Compensation — In addition to the equity compensation awards discussed above, the committee may grant other equity awards as incentive compensation to our employees, including our named executive officers, at any time during a fiscal year. Such equity awards are typically granted on an individual basis, taking into consideration factors such as the need to recruit or retain experienced individuals, or to reward performance that has the potential to result in long-term equity value creation for our shareholders. Such awards further support our pay-for-performance philosophy discussed above.

Mr. Lopez has been granted performance share awards that may vest to the extent that predefined performance objectives are achieved during the specified performance period. The committee determined that these additional performance share awards were appropriate as a means to recruit and retain Mr. Lopez, and further to reward performance that has the potential to result in long-term equity value creation for our shareholders. The table below summarizes the performance share awards granted to Mr. Lopez, including the performance period and the total number of performance shares that may vest as a result of the attainment of each of the corresponding non-financial objectives:

	Total
	No. of
Performance Period	Shares(1)	Description of Performance Objectives

Each fiscal year between 2006 and 2010(2)	10,000	Achievement of predetermined annual performance objectives for the Ophthalmology business unit for each of our fiscal years between 2006 and 2010.
09/17/2007 — 09/17/2012(3)	12,000	Entry into one or more (i) development programs, or (ii) license agreements with our ophthalmology customers for products involving our drug delivery technologies for ophthalmic applications.
09/15/2008 — 09/17/2012	500	Entry into one or more license agreements with certain ophthalmology customers for products involving our drug delivery technologies for ophthalmic products.

(1)	Represents the total number of shares Mr. Lopez is eligible to receive if the corresponding performance objectives are fully achieved.

(2)	The number of shares that actually vest as a result of performance during each fiscal year will vary based upon the actual level of achievement of the performance objectives established for the award. For purposes of this award, the performance objectives are established on an annual basis and are the same as the business objectives established for the Ophthalmology business unit under the cash incentive program for the same fiscal year.

(3)	The performance share award granted to Mr. Lopez in September 2007 was provided in lieu of equity awards that were made to our other executive officers in May 2008.

During fiscal 2008, we entered into arrangements with our ophthalmology customers for products involving our drug delivery technologies for ophthalmic applications such that 6,500 of the performance shares shown in the table above related to the commercial objectives vested. Due to confidentiality obligations and for competitive reasons, except for our arrangements with Merck & Co., Inc., we have not publicly disclosed any details concerning the development programs (i.e., the number, the identity of our customers, or the any details about the products being developed) that we have ongoing with our ophthalmology customers. Following the conclusion of fiscal 2008, based on the recommendation of the CEO, the Organization and Compensation Committee approved achievement of business objectives such that 70% (i.e., 1,400 shares) of the performance shares awarded to Mr. Lopez for fiscal 2008 performance vested.

Adjustments for Significant Events

The Company’s performance based compensation plans require that when special charges (such as, significant one-time revenue events, charges for expenses, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Organization and Compensation Committee when determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. Consistent with these principles, in fiscal 2008, the committee excluded the Company’s impairment loss on its investment in OctoPlus N.V. for purposes of determining results against corporate performance objectives.

Change of Control Agreements

We entered into change of control agreements with Bruce J Barclay, President and Chief Executive Officer, and Philip D. Ankeny, Senior Vice President and Chief Financial Officer, in April 2006, with Paul A. Lopez, Vice President and President, Ophthalmology business unit, in November 2006, and with Arthur J. Tipton, President, Brookwood Pharmaceuticals business unit, in July 2007. The Organization and Compensation Committee of the Board of Directors feels that change of control agreements are appropriate to induce particular executives to remain with our company in the event of a proposed or anticipated change of control, or through a change of control, to facilitate an orderly transition to new ownership. In addition, the committee feels that change of control agreements assist us in retaining executive officers by providing the executives with appropriate economic security against changes in our ownership. Because our executive officers would suffer economic hardship following a change of control only if their employment with us is terminated by us, or by the executive officer for good reason, following a change of control, we have selected such termination as the trigger for change of control payments. The majority of the comparison companies in the comparative surveys provide some form of change of control benefits to at least some of their executive officers.

Other Compensation

We provide medical and insurance benefits, which are generally available to all of our employees, to the named executive officers. We also maintain a 401(k) savings plan in which all qualified employees, including the named executive officers, may participate. We provide matching contributions to the savings plan for all participating employees, allowing such employees to earn up to an additional 3% of their annual base salary. In addition, we maintain an Employee Stock Purchase Plan that permits qualified employees, including the named executive officers, to purchase our stock at favorable prices. The amount of perquisites provided to the named executive officers, as determined in accordance with the rules of the Securities and Exchange Commission, did not exceed $10,000 for any named executive officer in fiscal 2008. We do not have a defined benefit retirement plan.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2008 with management. Based on the foregoing reviews and discussions, the committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2009 Annual Meeting of Stockholders to be held on February 2, 2009.

Members of the Organization and
Compensation Committee:

John A. Meslow, Chairman
John W. Benson
Robert C. Buhrmaster
Kenneth H. Keller, Ph.D.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

The following table shows the compensation awarded to, earned by or paid to our named executive officers during fiscal 2008. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our named executive officers.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)(2)	($)(1)	($)(3)	($)(4)	($)

Bruce J Barclay,	2008	$379,080	$707,874	$459,308	$172,955	$6,900	$1,726,117
President and Chief Executive Officer	2007	$351,000	$1,184,875	$422,850	$182,520	$6,008	$2,147,253
Philip D. Ankeny,	2008	$227,214	$280,745	$329,148	$52,664	$6,832	$896,602
Senior Vice President and Chief Financial Officer	2007	$216,394	$538,565	$317,430	$84,935	$6,509	$1,163,833
Paul A. Lopez,	2008	$263,330	$457,045	$493,600	$58,459	$6,092	$1,278,526
Vice President, President, Ophthalmology Division	2007	$250,790	$1,264,140	$493,600	$100,316	$5,654	$2,114,500
Charles W. Olson,	2008	$204,805	$250,855	$220,158	$49,153	$3,900	$728,871
Vice President and General Manager, Hydrophilic Technologies & Vice President of Sales	2007	$186,186	$508,675	$208,440	$73,543	$4,434	$981,278
Arthur J. Tipton, Ph.D,(5)	2008	$275,000	$389,750	$16,615	$65,302	$10,771	$757,438
Vice President, President, Brookwood Pharmaceuticals, Inc.	2007	$45,833	$34,232	$0	$0	$917	$80,982

(1)	Reflects the expense incurred in each fiscal year attributable to options, restricted stock and performance shares granted in fiscal 2008 and in prior years, computed in accordance with SFAS 123R, but disregarding estimates of forfeitures related to service-based vesting conditions. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the outcome of the performance criteria (in the case of performance shares) and the price of our common stock at the end of the performance or restricted period. For a description of the performance criteria applicable to the performance shares, see “Compensation Discussion and Analysis — Elements of Executive Compensation; Equity Elements of Compensation — Performance Share Awards.” We refer you to Note 4 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2008 for a discussion of the general assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008 in accordance with SFAS 123R.

(2)	Stock Awards for each named executive officer represents the expense recognized in our financial statements in fiscal 2008 under SFAS 123R for restricted stock grants made in prior years that vest over time, and for performance shares related to fiscal 2008 performance, as follows:

	SFAS 123R	SFAS 123R
	Expense for	Expense for
	Restricted	Performance	Total Stock
Name	Stock	Shares	Awards

Bruce J Barclay	$303,375	$404,499	$707,874
Philip D. Ankeny	$150,705	$130,040	$280,745
Paul A. Lopez	$76,140	$380,905	$457,045
Charles W. Olson	$120,815	$130,040	$250,855
Arthur J. Tipton	$205,391	$184,360	$389,750

(3)	Represents amounts earned under the 2008 annual incentive plan, which is discussed in detail in Compensation Discussion and Analysis above.

(4)	Represents matching contributions to our 401(k) Plan.

(5)	The amounts shown for fiscal 2007 as Salary compensation represent pro-rated compensation paid to Dr. Tipton following the Company’s acquisition of Brookwood in July 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during fiscal 2008. You should refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the officer performance share program to understand how plan-based awards are determined.

								All Other		Grant
								Option		Date
								Awards:	Exercise or	Fair
								Number of	Base	Value of
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/sh)	($)(4)

Bruce J Barclay	—	$65,707	$189,540	$315,900
	05/19/08				0	7,938	7,938			$349,986
	05/19/08				1,587	7,938	15,876			$349,986
	09/15/08				0	9,330	9,330			$349,968
	09/15/08				1,866	9,330	18,660			$349,968
	05/19/08							25,792	44.09	$349,997
	09/15/08							31,560	37.51	$350,000
Philip D. Ankeny	—	$24,244	$54,531	$90,886
	05/19/08				0	2,552	2,552			$112,518
	05/19/08				510	2,552	5,104			$112,518
	09/15/08				0	2,999	2,999			$112,492
	09/15/08				599	2,999	5,998			$112,492
	05/19/08							8,290	44.09	$112,495
	09/15/08							10,144	37.51	$112,497
Paul A. Lopez	—	$28,097	$63,199	$105,332
	09/15/08				599	2,999	5,998			$112,492
	09/15/08				0	500	500			$18,755
Charles W. Olson	—	$21,853	$49,153	$81,922
	05/19/08				0	2,552	2,552			$112,518
	05/19/08				510	2,552	5,104			$112,518
	09/15/08				0	2,999	2,999			$112,492
	09/15/08				599	2,999	5,998			$112,492
	05/19/08							8,290	44.09	$112,495
	09/15/08							10,144	37.51	$112,497
Arthur J. Tipton	—	$29,343	$66,000	$110,000
	05/19/08				0	3,618	3,618			$159,518
	05/19/08				723	3,618	7,236			$159,518
	09/15/08				599	2,999	5,998			$112,492
	05/19/08							11,754	44.09	$159,502

(1)	Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of Executive Compensation for Fiscal 2008 — Cash Incentive Compensation.”

(2)	Represents the number of shares of common stock underlying the threshold, target and maximum payout of performance shares granted under the Company’s 2008 officer performance share plan. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of Executive Compensation for Fiscal 2008 — Equity Elements of Compensation.”

(3)	Represents the number of stock options granted to each named executive officer as a component of such officer’s equity-based compensation during fiscal 2008. The exercise price of the stock options is equal to the closing price of our common stock on the date of grant.

(4)	The grant date fair value calculations for performance share and option awards were made in accordance with SFAS 123R, and in all cases were made using the “Target” payout levels.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding at the end of fiscal 2008. The market or payout value of unearned shares, units or other rights that have not vested equals $31.49 per share, which was the closing price of the Company’s common stock as listed on The Nasdaq Global Select Market on September 30, 2008. The market or payout value for performance share plan awards presumes that the performance goals are met for the one-year performance shares and presumes that the performance goals are met at the target level for the three-year performance shares.

						Stock Awards
									Equity Incentive Plan
									Awards: Unearned
									Shares, Units or Other
	Option Awards(1)						Shares or Units of		Rights That Have Not
		Number of Securities					Stock That Have Not		Vested
	Option	Underlying Unexercised		Option	Option	Award	Vested			Market or
	Grant	Options (#)(1)		Exercise	Expiration	Grant	Number	Market	Number	Payout Value
Name	Date	Exercisable	Unexercisable	Price ($)	Date	Date	of (#)(2)	Value ($)(3)	of (#)(4)	($)(3)

Bruce J Barclay	12/01/03	40,000	10,000	$21.00	12/01/10	12/01/03	15,000	$472,350
	01/31/05	45,000	30,000	$29.37	01/31/12	11/15/04	25,000	$787,250
	05/19/08	0	25,792	$44.09	05/19/15	03/21/06	2,500	$78,725
	09/15/08	0	31,560	$37.51	09/15/15	05/19/08			7,938	$249,968
						05/19/08			7,938	$249,968
						09/15/08			9,330	$293,802
						09/15/08			9,330	$293,802
Philip D. Ankeny	05/19/03	10,000	0	$35.61	05/19/10	11/15/04	10,000	$314,900
	01/26/04	12,000	3,000	$21.36	01/26/11	03/21/06	2,500	$78,725
	01/31/05	36,000	24,000	$29.37	01/31/12	05/19/08			2,552	$80,362
	05/19/08	0	8,290	$44.09	05/19/15	05/19/08			2,552	$80,362
	09/15/08	0	10,144	$37.51	09/15/15	09/15/08			2,999	$94,439
						09/15/08			2,999	$94,439
Paul A. Lopez	07/25/05	52,200	34,800	$38.07	07/25/12	07/25/05	4,000	$125,960
	07/25/05	7,800	5,200	$38.07	07/25/12	03/21/06			6,000	$188,940
						09/17/07			5,500	$173,195
						09/15/08			2,999	$94,439
						09/15/08			500	$15,745
Charles W. Olson	01/15/03	1,000	0	$29.50	01/15/10	11/15/04	5,000	$157,450
	01/31/05	36,000	24,000	$29.37	01/31/12	03/21/06	2,500	$78,725
	05/17/04	4,000	1,000	$21.82	05/17/11	05/19/08			2,552	$80,362
	05/19/08	0	8,290	$44.09	05/19/15	05/19/08			2,552	$80,362
	09/15/08	0	10,144	$37.51	09/15/15	09/15/08			2,999	$94,439
						09/15/08			2,999	$94,439
Arthur J. Tipton	05/19/08	0	11,754	$44.09	05/19/15	07/31/07	13,433	$423,005
						09/15/08	4,383	$138,021
						05/19/08			3,618	$113,931
						05/19/08			3,618	$113,931
						09/15/08			2,999	$94,439
						05/19/08			3,618	$113,931

(1)	Options granted prior to May, 2008 generally become exercisable with respect to 20% of the shares on each of the first five anniversaries following the grant date such that the entire option is fully vested five years after the grant date, and options granted subsequent to May, 2008 generally become exercisable with respect to 25% on each of the first four anniversaries following the grant date such that the entire option is fully vested four years after the grant date.

(2)	Mr. Barclay has received the following restricted stock grants:

•	a grant on December 1, 2003, of which all 15,000 shares vested on December 1, 2008;

•	a grant on November 15, 2004, of which 25,000 shares will vest on November 15, 2009; and

•	a grant on March 21, 2006, of which 2,500 shares will vest on March 21, 2009.

Mr. Ankeny has received the following restricted stock grants:

•	a grant on November 15, 2004, of which 10,000 shares will vest on November 15, 2009; and

•	a grant on March 21, 2006, of which 2,500 shares will vest on March 21, 2009.

Mr. Lopez has received the following restricted stock grant:

•	a grant on July 25, 2005, of which 2,000 shares will vest on each of July 25, 2009 and 2010.

Mr. Olson has received the following restricted stock grants:

•	a grant on November 15, 2004, of which 5,000 shares will vest on November 15, 2009; and

•	a grant on March 21, 2006, of which 2,500 shares will vest on March 21, 2009.

Dr. Tipton has received the following restricted stock grants:

•	a grant on July 31, 2007, of which all 13,433 shares will vest on July 31, 2010; and

•	a grant on September 15, 2008, of which all 4,383 shares vested on November 17, 2008.

(3)	Based on a market value of $31.49 per share, the closing price of the Company’s common stock on September 30, 2008, the last trading day in the Company’s fiscal year 2008.

(4)	On May 19, 2008, each of the named executive officers, except for Mr. Lopez, was issued a one-year performance share award enabling each such officer to receive the specified number of shares of our common stock to the extent predefined performance objectives were achieved during fiscal 2008. These awards were issued in connection with our fiscal 2008 officer performance share program and were unearned as of the end of fiscal 2008. As discussed in Compensation Discussion and Analysis above, 100% of the performance shares awarded to our named executive officers under that program vested on November 17, 2008.

2008 OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the named executive officers during fiscal 2008 and restricted stock awards that vested during fiscal 2008. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

Bruce J Barclay	—	—	27,500	$1,332,675
Philip D. Ankeny	—	—	13,500	$642,475
Paul A. Lopez	—	—	21,500	$1,030,270
Charles W. Olson	—	—	13,500	$642,475
Arthur J. Tipton	—	—	—	—

(1)	Includes shares awarded to each named officer pursuant to the Officer Performance Share Program for fiscal 2007 which vested in November 2007.

Potential Payouts Upon Termination or Change of Control

The Company entered into Change of Control Agreements with Bruce J Barclay, President and Chief Executive Officer, and Philip D. Ankeny, Senior Vice President and Chief Financial Officer, in April 2006, with Paul A. Lopez, Vice President and President, Ophthalmology business unit, in November 2006, and with Arthur J. Tipton, President,

Brookwood Pharmaceuticals business unit, in July 2007. All of the agreements were approved by the Organization and Compensation Committee of the Board of Directors.

The agreements will be in effect for a term of three years unless a “change of control” (as such term is defined in the agreements) occurs within such three-year period, in which case the agreements will terminate twelve months following the occurrence of such a change of control. Each agreement provides that the Company may terminate the employment of the executive, for any reason or no reason, at any time prior to the earlier of a change of control or the third anniversary of the agreement without obligation for severance benefits.

If within twelve months following the occurrence of a change of control, the executive’s employment with the Company is terminated either by the Company without cause or by the executive for good reason, then the executive is entitled to receive a severance payment equal to three times (in the case of Mr. Barclay), two times (in the case of Mr. Ankeny) or one times (in the case of Mr. Lopez and Dr. Tipton) the average cash compensation paid to the executive during the three most recent taxable years and to continue coverage under life, health, dental and disability benefit plans for up to eighteen months. In addition, any unvested portions of the executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and a portion of the shares subject to his outstanding performance awards (excluding those awards not subject to the achievement of corporate or business unit objectives) will immediately vest and become payable. If any change of control benefit payable to the executive would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the executive will receive a tax gross-up payment sufficient to pay the initial excise tax applicable to such excess parachute payment.

In addition, Dr. Tipton entered into an Employment Agreement with the Company in July 2007. In the event that Dr. Tipton is terminated other than for Cause (as defined in the Employment Agreement), or if Dr. Tipton terminates his employment for Good Reason (as defined in the Employment Agreement), the Company is obligated to pay an amount equal to Dr. Tipton’s then-current base salary. Such amount is to be paid over the twelve months following the termination, in accordance with the Company’s regular payroll schedule. The amounts due under Dr. Tipton’s Employment Agreement are in addition to any which would be payable under Dr. Tipton’s Change of Control Agreement after a termination following a change of control, and are conditioned upon Dr. Tipton’s satisfying the terms of the Employment Agreement, including refraining from disparaging the Company.

In addition, Mr. Lopez’s offer letter provides that in the event of a termination by the Company without cause at any time, Mr. Lopez will receive a payment equal to twelve months of base salary. In the event that such a termination comes after a change of control, only the payment due Mr. Lopez under the Change of Control Agreement (set forth in the table below) would be payable to Mr. Lopez.

The table below reflects estimated benefits for our named executive officers under the existing Change of Control Agreements and Dr. Tipton’s Employment Agreement, assuming that the change of control occurred on September 30, 2008.

		Accelerated Vesting
	Severance	Performance	Stock	Stock	Other	Estimated Tax
Name	Amounts(1)	Shares(2)	Options(3)	Awards(4)	Benefits(5)	Gross-Up(6)	Total

Bruce J Barclay	$1,270,040	$1,506,825	$168,500	$1,338,325	$19,223	$629,000	$4,931,913
Philip D. Ankeny	$495,396	$474,895	$81,270	$393,625	$19,223	$164,000	$1,628,409
Arthur J. Tipton	$531,848	$208,369	$0	$561,026	$17,280	$110,000	$1,428,523
Paul A. Lopez	$289,299	$109,396	$0	$125,960	$19,223	$0	$543,878
Charles W. Olson	n/a	n/a	n/a	n/a	n/a	n/a	$0

(1)	This amount is equal to three times (in the case of Mr. Barclay), two times (in the case of Mr. Ankeny) or one times (in the case of Mr. Lopez and Dr. Tipton) the average cash compensation paid to the executive during the three most recent taxable years. The average cash compensation means the executive’s annual base salary and cash incentive payments. In addition, Dr. Tipton’s amounts include an additional amount equal to one times Dr. Tipton’s base salary in accordance with the terms of his Employment Agreement. The amount shown for

Dr. Tipton includes payments required under both his Change of Control Agreement as well as Employment Agreement.

(2)	This amount represents the value of outstanding and unearned performance share awards, excluding those awards not subject to the achievement of corporate or business unit objectives.

(3)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2008 at the closing price on that date of $31.49.

(4)	Represents the value of unvested restricted stock awards as of September 30, 2008 at the closing price on that date of $31.49.

(5)	Represents the estimated value of the continuation of coverage under life, health, dental and disability benefit plans for up to eighteen months.

(6)	Represents the estimated 280(g) tax gross-up payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, for the fiscal year ended September 30, 2008, all Section 16(a) filing requirements applicable to Insiders were complied with, except that Forms 4 for Messrs. Melrose, Ginsberg and Ms. Webster were filed on November 15, 2007, one day late, due to incorrect filer codes, a Form 4 for Mr. Robey indicating a forfeiture of shares was not made until June 10, 2008 and Forms 4 for Mr. Lehman and Dr. Tipton were reported one day late on September 18, 2008.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of five of the Company’s outside directors listed below. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The Nasdaq Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The Nasdaq Stock Market. Additionally, the Board of Directors has determined that Mr. Gerald B. Fischer qualifies as an “audit committee financial expert” under federal securities laws.

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Gerald B. Fischer, Chairman
José H. Bedoya
Robert C. Buhrmaster
Susan E. Knight
John A. Meslow

Audit Fees.  The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal years ended September 30, 2008 and September 28, 2007 were $381,841, and $492,812, respectively.

Audit-Related Fees.  The aggregate fees billed by Deloitte & Touche LLP for audit-related services rendered to the Company during fiscal 2008 and 2007 were $134,120 and $130,930, respectively. The audit-related fees in fiscal 2008 were related to consultation on the Company’s SEC comment letter, review of financial reporting associated with the implementation of FIN 48, the Company’s acquisitions of Brookwood Pharmaceuticals, Inc. and BioFX Laboratories, Inc., as well as consultations regarding the Company’s collaborative research and license agreement with Merck & Co., Inc. The fees in fiscal 2007 were associated with due diligence and accounting consultations related to the Company’s acquisitions of Brookwood Pharmaceuticals, Inc. and BioFX Laboratories, Inc., as well as consultations regarding the Company’s collaborative research and license agreement with Merck & Co., Inc.

Tax Fees.  Deloitte & Touche LLP did not bill for tax-related services (tax compliance, tax planning, and tax advice) in fiscal 2008 or 2007.

All Other Fees.  Deloitte & Touche Products Company LLC, an affiliate of Deloitte & Touche LLP billed $2,000 for training materials in fiscal 2008. No such fees were incurred in fiscal 2007. No other affiliates of Deloitte & Touche LLP billed any other fees in fiscal 2008 or 2007.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #3)

The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending September 30, 2009, subject to ratification of this appointment by the stockholders of the Company. Deloitte & Touche LLP has acted as the Company’s independent auditors since fiscal 2002, and it is expected that at an Audit Committee meeting to be held prior to the Annual Meeting, such firm will be formally selected by the Audit Committee to serve as the Company’s independent auditors for the current fiscal year ending September 30, 2009.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending September 30, 2009.

OTHER BUSINESS

Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2010 annual meeting of shareholders must be received by the Company by August 25, 2009, to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2010 annual meeting.

Also, if a shareholder makes a proposal intended to be presented at the 2010 annual meeting, but not included in the Company’s Proxy Statement and Proxy is received by the Company after November 8, 2009, then the proxies named in the Company’s Proxy for the 2010 annual meeting will have discretionary authority to vote shares represented by such Proxies on the shareholder proposal, if presented at the meeting, in accordance with their best judgment.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders, including its Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2008, accompanies this Notice of Meeting and Proxy Statement. No part of the Annual Report, including any portion of the Annual Report on Form 10-K, is incorporated herein and no part thereof is to be considered proxy soliciting material.

EXHIBITS TO FORM 10-K

The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Mr. Philip D. Ankeny, Senior Vice President and Chief Financial Officer, at the Company’s principal address.

BY ORDER OF THE BOARD OF DIRECTORS

Kendrick B. Melrose
Chairman of the Board

Dated: December 23, 2008
Eden Prairie, Minnesota

The Board of Directors recommends that you vote FOR each proposal below. Vote on Directors1. Elect Class I directors:Nominees: 01) Bruce J Barclay 02) José H. Bedoya 03) John A. MeslowVote on Proposals SRMDC1 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY AMERICAN STOCK TRANSFER 6201 15th AVENUE BROOKLYN, NY 11219 This Proxy also authorizes the Proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment thereof. VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Withhold All For All Except SURMODICS, INC. All 0 0 0 For Against Abstain 0 0 0 0 0 0 2. Set the number of directors at ten (10). 3. Ratify the appointment of Deloitte & Touche LLP as SurModics’ independent registered public accounting firm for fiscal year 2009. PLEASE DATE AND SIGN BELOW exactly as your name appears above indicating, where appropriate, your official position or representative capacity. For stock held in joint tenancy, each joint tenant should sign. 0 For address changes and/or comments, please check this box and write them on the back where indicated. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
The undersigned hereby appoints BRUCE J BARCLAY and PHILIP D. ANKENY, and each of them, with full power of substitution, as Proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of SurModics, Inc. registered in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Radisson Plaza Hotel, 35 South Seventh Street, downtown Minneapolis, Minnesota, at 4:00 p.m. (Minnesota time) on February 2, 2009, and at any adjournment thereof, and the undersigned hereby revokes all Proxies previously given with respect to the meeting.
SURMODICS, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS To Be Held On
February 2, 2009
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSALTHIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.
SRMDC2 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. DETACH ABOVE AND RETURN USING THE ENVELOPE PROVIDED
Address Changes/Comments: